Exhibit 99.1

The Empire District Electric Company Earnings Report and Declaration of Dividends

JOPLIN, Mo.--(BUSINESS WIRE)--April 23, 2009--At the Board of Directors meeting of The Empire District Electric Company (NYSE:EDE) held today, the Directors declared a quarterly dividend of $0.32 per share on common stock payable June 15, 2009, to holders of record as of June 1, 2009.

The Company, an operator of regulated electric, gas and water utilities, announced today the results for the quarter and twelve months ended March 31, 2009.

Highlights

  The Company reported consolidated earnings for the first quarter of 2009 of $10.9 million, or $0.32 per share, compared with 2008 same quarter earnings of $7.0 million, or $0.21 per share. Earnings for the twelve months ended March 31, 2009 were $43.6 million, or $1.29 per share. This compares to earnings of $35.7 million, or $1.14 per share, for the 2008 twelve month period.
  The Company entered into a $50 million unsecured revolving credit facility, expiring July 15, 2010, with a syndication of banks. The new line of credit is in addition to the current $150 million unsecured revolving credit facility which also expires on July 15, 2010. As of March 31, 2009, the Company’s total short term debt balance outstanding, including commercial paper, was $47.3 million.
  The Company successfully completed an offering of $75 million principal amount first mortgage bonds. The 7% bonds will mature on April 1, 2024 and interest is payable on the first day of each month beginning May 1, 2009. The net proceeds of approximately $72.7 million were used to repay short-term debt which was incurred, in part, to fund our current construction program.

THE EMPIRE DISTRICT ELECTRIC COMPANY SEGMENT FINANCIAL HIGHLIGHTS (in 000’s except per share information, certain segment amounts exclude eliminations)
	Quarter Ended March 31, 2009				Quarter Ended March 31, 2008
	Electric	Gas	Other	Consolidated	Electric	Gas	Other	Consolidated
Revenues	$106,787	$28,087	$1,302	$136,015	$108,740	$27,275	$1,061	$136,946
Fuel, Purchased Power, and Cost of Natural Gas Sold and Transported	46,790	19,308	––	66,098	56,942	17,701	––	74,643
Other Operating Expenses	44,299	6,165	959	51,262	40,853	6,195	826	47,744
Operating Income	15,698	2,614	343	18,655	10,945	3,379	235	14,559
Net Income	$8,843	$1,753	$317	$10,913	$4,359	$2,455	$176	$6,990
Earnings Per Weighted-Average Share, Common and Diluted				$0.32				$0.21

First Quarter Electric Results

Electric segment revenues were slightly lower for the 2009 quarterly results compared to 2008 by approximately $2.0 million. Rate changes from our various jurisdictions, mostly in Missouri, added approximately $7.0 million in the first quarter of 2009 over 2008. Modest customer growth contributed an additional $0.4 million to the 2009 first quarter compared to 2008. These two factors were offset by our estimate of the impact of weather which decreased revenues approximately $5.8 million compared to the 2008 first quarter and by lower off-system sales, which decreased revenues approximately $3.5 million compared to 2008.

Total electric fuel and purchased power expenses for the quarter decreased by approximately $10.2 million compared to the 2008 quarter. The 2008 expenses were elevated in large part due to the extended outage at our Asbury plant. Fuel adjustment mechanisms also lowered the 2009 first quarter expenses by approximately $2.4 million compared to 2008. Costs incurred for electric fuel decreased $4.4 million compared to 2008, primarily driven by a $6.0 million decrease in natural gas costs that was partially offset by higher coal costs. Purchased power costs decreased by approximately $3.3 million compared to the 2008 period and was mostly attributable to reduced prices.

Other operating and maintenance expenses increased approximately $1.4 million during the first quarter of 2009 compared to 2008. The Company decreased costs in several categories, especially healthcare and pension costs, but this was offset by an increase in production and distribution maintenance costs compared to 2008. The 2009 maintenance costs include $1.0 million of amortization of ice storm costs as approved in our 2008 Missouri electric case. Depreciation and amortization decreased approximately $1.0 million in the 2009 quarter compared to 2008. The decrease is mostly attributable to a reduction in regulatory amortization as provided in our 2008 Missouri electric case. Other taxes, such as property, franchise and city taxes, increased a modest $0.2 million over the 2008 period. In summary, the electric segment net income was $8.8 million for the 2009 quarter compared to $4.4 million for 2008.

First Quarter Gas Results

Revenues from gas operations for the first quarter of 2009 increased $0.8 million compared to 2008. The cost of natural gas sold and transported also increased $1.6 million during 2009 compared to the 2008 quarter. The overall drop in fuel margin can be mostly attributable to milder weather for the quarter which lowered our retail customer sales. Gas operations and maintenance expenses increased a modest $0.3 million. Overall, net income for the gas segment was $1.8 million for the 2009 quarter compared to $2.5 million for 2008.

First Quarter Consolidated Results

Total interest charges increased approximately $0.7 million in the 2009 first quarter compared to 2008. This increase primarily reflects interest on $90 million of first mortgage bonds issued in May of 2008, partially offset by an increase in the interest component of the allowance for funds used during construction (AFUDC). The Company’s other income and deductions provided $0.5 million of additional income compared to 2008 which was related to the equity component of AFUDC and gains on properties sold during the first quarter of 2009.

Twelve Months Ended Electric Results

Electric segment revenues for the twelve months ended March 31, 2009 increased $7.9 million over the same 2008 period. Rate increases added approximately $16.2 million to the 2009 period compared to the 2008 period, primarily from the Company’s Missouri jurisdiction. Customer growth contributed an estimated $6.0 million and off-system and other revenues added $3.4 million combined. This was partially offset by our estimate of the weather impact on revenues which lowered revenues by about $17.6 million compared to the 2008 twelve month period.

On a comparative basis, the total electric fuel and purchased power expenses for the 2009 twelve month period decreased by approximately $8.8 million over the 2008 period. Other operating expenses decreased about $0.9 million, but were offset by an increase in maintenance expenses of $4.3 million. Depreciation decreased by $1.1 million which was primarily driven by the Missouri regulatory amortization being reduced in the third quarter of 2008. The 2008 twelve month results also included the effect of the unit train sale in November of 2007 which resulted in a gain of $1.2 million. Overall, the electric segment 2009 twelve month period resulted in net income of $41.9 million compared to $33.4 million for the same 2008 period.

Twelve Months Ended Gas Results

Revenues from gas operations during the 2009 twelve month period ended March 31 increased $6.7 million over the same 2008 period. The cost of natural gas sold and transported also increased $7.6 million during 2009 resulting in an overall drop in gas operations margin by $0.9 million. Similar to the quarterly results, milder weather lowered our retail sales compared to the 2008 period. Other operating expenses increased by $0.6 million, but were offset by lower maintenance expenses of $0.5 million. Depreciation and other taxes were slightly higher by about $0.3 million combined. The gas segment net income for the twelve month 2009 period was $1.0 million compared to $1.8 million for 2008.

Twelve Months Ended Consolidated Results

Total interest charges increased approximately $2.4 million in the 2009 twelve month period compared to 2008. Interest related to debt increased $4.9 million but was partially offset by an increase in income related to AFUDC of $2.5 million. The other income and expense category improved by approximately $3.5 million when comparing the twelve month periods and was primarily driven by increased equity AFUDC.

The following reconciliation of basic earnings per share compares the quarter and twelve month periods ended March 31, 2009 versus March 31, 2008 and is a non-GAAP presentation. We believe this information is useful in understanding the fluctuation in earnings per share between the prior and current period. The reconciliation presents the after tax impact of significant items and components of the statement of operations on a per share basis before the impact of additional stock issuances. This reconciliation may not be comparable to other companies or more useful than the GAAP presentation included in the statements of operations which will be included in our 10-Q filing.

	Quarter Ended	Twelve Months Ended
Earnings Per Share – March 31, 2008	$0.21	$1.14
Revenues
Electric segment	(0.04)	0.17
Gas segment	0.02	0.14
Other segment	0.00	0.03
Expenses
Electric fuel and purchased power	0.20	0.19
Cost of natural gas sold and transported	(0.03)	(0.17)
Operating – electric segment	0.02	0.02
Operating – gas segment	(0.01)	(0.01)
Operating – other segment	0.00	(0.01)
Maintenance and repairs	(0.04)	(0.08)
Depreciation and amortization	0.02	0.02
Gain on sale of assets	0.00	(0.03)
Change in effective income tax rates	(0.02)	(0.05)
Other taxes	(0.01)	(0.01)
Interest charges	(0.03)	(0.11)
AFUDC	0.02	0.12
Other income and deductions	0.01	0.01
Dilutive effect of additional shares	0.00	(0.08)

Earnings Per Share – March 31, 2009	$0.32	$1.29

Earnings Conference Call

Bill Gipson, President and CEO, will host a conference call Friday, April 24, 2009, at 1:00 p.m. Eastern Time to discuss earnings for the first quarter and twelve months ended March 31, 2009. To phone in to the conference call, parties in the United States should dial 1-800-219-6110, any time after 12:45 p.m. Eastern Time. The presentation can also be accessed from Empire’s website at www.empiredistrict.com. A replay of the call will be available for two weeks by dialing 1-800-405-2236 and entering passcode 11130615#. Forward-looking and other material information may be discussed during the conference call.

Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned utility providing electric, natural gas (through its wholly owned subsidiary The Empire District Gas Company) and water service, with approximately 215,000 customers in Missouri, Kansas, Oklahoma, and Arkansas. A subsidiary of the Company also provides fiber optic services.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future plans, objectives, expectations, and events or conditions concerning various matters. Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K.

CONTACT:
The Empire District Electric Company
Amy Bass, 417-625-5114 (Media Communications)
Director of Corporate Communications
abass@empiredistrict.com
Jan Watson, 417-625-5108 (Investor Relations)
Secretary – Treasurer
jwatson@empiredistrict.com